	CHAIRMAN EMERITUS	EXECUTIVE VICE PRESIDENTS
NSAI NETHERLAND, SEWELL	CLARENCE M NETHERLAND	G. LANCE BINDER- DALLAS DANNY D SA)MONS - HOUSTON
& ASSOCIATES, INC.	CHAIRMAN & CEO	SENIOR VICE PRESIDENTS
	FREDERIC D. SEWELL	P. SCOTT FROST - DALLAS
WORLDWIDE PETROLEUM CONSULTANTS	PRESIDENT & COO	DAN PAUL SMITH - DALLAS THOMAS J. TELLA II - DALLAS
ENGINEERING • GEOLOGY • GEOPHYSICS • PETROPHYSICS	C.H. (SCOTT) REES III

January 19, 2005

Kerr-McGee Oil & Gas Corporation 16666 Northchase Drive
Houston, Texas 77060

Ladies and Gentlemen:

In accordance with your request, we have completed a review of the procedures and methods used by Kerr-McGee Oil & Gas Corporation (Kerr-McGee) in preparing its estimates of proved reserves and future revenue, as of December 31, 2004, in certain oil and gas properties located in the United States. These reserve and future revenue estimates were prepared by Kerr-McGee's internal technical staff. In addition, Kerr-McGee's reserve manual was reviewed to ensure that it conforms with Securities and Exchange Commission (SEC) rules, regulations, and guidelines.

The opinions expressed herein are based on our involvement as a participant in reviews of certain oil and gas properties and our exposure to Kerr-McGee's reserve estimating process. In total, 22 reserve review meetings were conducted in Kerr-McGee's offices in Houston, Texas, and Denver, Colorado. The review meetings took place in July and August of 2004, with follow-up reviews in December 2004. The initial meetings generally ranged in duration from six to nine hours for each field with the follow-up meetings lasting a shorter period of time as only material changes compared to the initial meetings were reviewed. It is our understanding that the properties reviewed represented a total of 519 millions of barrels-of-oil equivalent or approximately 50 percent of the total proved reserves of Kerr-McGee as of December 31, 2003.

The goals of the reviews were to verify that Kerr-McGee's reserve estimates were prepared in accordance with the guidelines and definitions of the SEC using generally accepted petroleum engineering and evaluation principles and to determine, for the properties reviewed, the reasonableness of Kerr-McGee's methods, procedures, and estimates. The reviews focused on the reserve determination methodologies, procedures, and the data used in preparing these estimates.

For our reviews, we met with Kerr-McGee's personnel and reviewed the geologic and engineering procedures and methodologies used as well as the resulting reserve estimates prepared by Kerr-McGee. Presented to us were future development plans and the basis for reserves and oil and gas projections. The information and data presented may have included, but were not necessarily limited to, geological and geophysical interpretations; structure, isopach, and amplitude maps; 3-D seismic data on paper; datum pressure and temperature; formation test results; fluid gradient analysis; well log curves; petrophysical zone summaries and calculation methodology; fluid property analysis; results of reservoir simulation and material balance modeling; well and field performance data; future development plans; operating expenses; and reserves and flowstreams.

Although we have not completed independent reserve estimates, it is our judgment that the reviews were sufficient to determine that the general methods and procedures used by Kerr-McGee in the reserve estimation process are reasonable. In our opinion, the estimates for those properties reviewed have been prepared in accordance with SEC guidelines and definitions using generally accepted petroleum engineering and evaluation principles.

It should be understood that this was a review of procedures, methods, and certain internal estimates only and does not constitute a complete review, study, or audit of Kerr-McGee's estimated proved reserves and future revenue. We did not consider Kerr-McGee's probable or possible estimates in the review process but may have seen these estimates on certain properties as related to overall reserve distributions. We made no verification of

4500 THANKSGIVING TOWER • 1601 ELM STREET. DALLAS. TEXAS 75201-4754 • PH. 214-969-5401 • FAX: 214-969-5411          nsai@nsai-petro.com

1221 LAMAR STREET, SUITE 1200 - HOUSTON, TEXAS 77010-3072 • PH 713-654-4950 - FAX: 713-654-4951                        netherlandsewell.com

NSAI NETHERLAND, SEWELL
         & ASSOCIATES, INC.

the accuracy and completeness of the information and data provided by Kerr-McGee with respect to ownership interest, oil and gas production, well test data, reservoir pressures, oil and gas prices, operating and development costs, and any agreements related to current and future operations of the properties and sales of production. An inspection of the properties has not been performed and we have not investigated possible environmental liability related to the properties.

As in all aspects of oil and gas reserves evaluation, there are uncertainties inherent in the interpretation of engineering and geological data. Our assessment represents only informed professional judgments related to the procedures and methods used by Kerr-McGee in preparing its estimates of proved reserves and future revenue.

Netherland, Sewell & Associates, Inc. is a firm of professionals dedicated to providing superior consulting service to the international petroleum industry. Our company has provided due diligence, technical support, and economic evaluations for private and government companies and financial institutions throughout the world. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists with respect to Kerr-McGee Oil & Gas Corporation as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. We do not own an interest in these properties and are not employed on a contingent basis.

Very truly yours,

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

By:	/s / David B. Cox	By:	/s / P.L. Higgs
	David B. Cox, P.E.		Patrick L. Higgs, P.G.
	Vice President		Vice President

Date Signed: January 19, 2005			Date Signed: January 19, 2005

DBC:SAC